Exhibit 11 -- Statement Re: Computation of Per-Share Earnings

                                               Year ended August 31,
                                               1997            1996
                                               ---------------------
Primary

  Average shares outstanding                    1,574,112  1,565,284
     Net effect of dilutive stock options-
       based on the treasury stock
       method using average
       market price                               149,428    160,724
                                               ---------- ----------


     Total                                      1,723,540  1,726,008
                                               ========== ==========

     Net income                                $  733,327 $  665,355
                                               ========== ==========

     Per-share amount                               $0.43      $0.39
                                                    =====      =====

Fully Diluted

  Average shares outstanding                    1,574,112  1,565,284
     Net effect of dilutive stock options-
       based on the treasury stock
       method using the year-end
       market price, if higher
       than average market price                  153,370    164,343
                                                ---------  ---------

  Total                                         1,727,482  1,729,627
                                                =========  =========

  Net income                                    $ 733,327  $ 665,355
                                                =========  =========

  Per-share amount                                  $0.42      $0.39
                                                    =====      =====